Exhibit 99.1

Editorial Contact:

ActivIdentity

510 745 6259

Kristy.dennis@actividentity.com

ACTIVIDENTITY APPOINTS MARK J. LUSTIG AS CHIEF FINANCIAL OFFICER

FREMONT, Calif., January 31, 2006 – ActivCard Corp. d/b/a ActivIdentity, a global leader in Digital Identity Assurance, today strengthened its senior management team, announcing the appointment of Mark J. Lustig as Chief Financial Officer, reporting to Chief Executive Officer Ben C. Barnes.

Mr. Lustig brings to ActivIdentity 20 years of experience in financial reporting, domestic and international accounting, treasury and management of mergers, acquisitions and integrations, with 15 years in the technology sector. He joins ActivIdentity from Sanmina-SCI Corporation, where he was employed from 1998 to 2005 as senior vice president, finance and corporate controller. Mr. Lustig also served as acting chief financial officer in 2004. In these roles he managed the worldwide financial reporting and accounting for the company’s $12 billion in revenues. While at Sanmina-SCI, Mr. Lustig was responsible for the integration of more than 40 acquired entities with aggregated revenues of approximately $8 billion.

“Mark’s appointment further strengthens the senior management team at ActivIdentity and I’m excited to announce his appointment as Chief Financial Officer,” said Barnes. “Mark demonstrates a strong ability in strategic financial controls, reporting and international accounting. He brings many years of experience and leadership to this role that we expect will assist us in achieving our financial goals and driving ActivIdentity toward growth and profitability.”

“ As a new member of the senior executive team, I will be committed to building shareholder value through solid financial controls as we take advantage of the opportunities afforded us by the ability to provide customers with digital identity assurance,” Lustig said.

About ActivIdentity (ActivCard)

ActivCard d/b/a ActivIdentity is a global provider of digital identity assurance solutions that allow customers to issue, use and manage trusted digital identities for secure transactions, communication and access to information. The Company’s solutions include secure remote access, single sign-on, enterprise access cards, and multi-channel identification and verification. More than ten million users globally in the enterprise, government and financial industries use the Company’s solutions to safely and efficiently interact electronically. Headquartered in Fremont, Calif., the Company has development centers in the United States, Australia, France, and the United Kingdom and sales and service centers in more than ten countries. For more information, visit www.actividentity.com.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to future revenues and contract wins, changes in our management team, operating expenses and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from ActivCard and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

NOTE: ActivCard is a registered trademark and Return on Identity is a trademark of ActivCard in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.